Exhibit 10.2
August 8, 2012

Mr. Christopher Cobb Chief Executive Officer Ideal Power Converters, Inc
5004 Bee Creek Road Spicewood, TX 78669

Re:Intellectual Property Engagement Agreement

Dear Mr. Cobb:

This letter agreement (the "Agreement") confirms the terms and conditions that will govern Ideal Power Converters' (together with its affiliates, subsidiaries, predecessors, and successors, the "Company") engagement (the "Engagement") of MDB Capital Group, LLC (together with its affiliates, "MDB") to provide intellectual property development services.

1. Services.

MDB shall assist the Company with all aspects of its intellectual property development, including:

•	an in-depth invention documentation session ("Invention Documentation Session") at the Company's headquarters;

•	assessment of the Company's intellectual property portfolio (the "Assets"), including the use of PatentVest®, MDB's proprietary IP business intelligence platform;

•	identification and evaluation of specific market or competitive issues pertaining to the Company's intellectual property portfolio;

•	development of a comprehensive plan for invention prioritization and patent development;

•	for each individual invention of the Company (an "Invention"), development of a clear strategy for Invention Disclosure (see below) drafting and a roadmap for Invention Family development; and

•	for each individual Invention, preparation of a complete Invention package with technical disclosure documentation (each, a "Disclosure") for use in the Company's patent applications.

It is expressly understood and agreed that MDB has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Disclosures provided to the Company hereunder are designed to assist, but not replace, the Company's own intellectual property counsel.

2. Compensation. As consideration for the services provided under this Agreement, the Company will pay MDB a fee as follows:

a. Drafting Fee. The Company shall pay MDB $4,500 (four thousand five hundred dollars) for each Disclosure ordered and delivered. All amounts will be paid upon MDB invoicing, which will be post-completion of the drafting service.

b. Invention brainstorming and documentation. The Company shall fund MDB's travel and reasonable related expenses, including air fare, business-class accommodations, ground transportation, meals and incidentals, in connection with one visit by the MDB team, comprised of 2-3 personnel, to the Company's site for an Invention Documentation and/or Brainstorming Session that will last 2-3 days. All air travel will be via coach class and total expenses shall not exceed $10,000 in aggregate.

c. Payments. All payments made to MDB hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to MDB hereunder shall be credited against any other fee due to MDB. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim. All amounts will be paid upon MDB invoicing, which will be post-completion of the enumerated services.

3. Representations and Warranties of the Company. The Company warrants and agrees that it is the true and rightful owner of all intellectual property rights in each of the Assets and Inventions submitted to MDB for analysis; that any and all technical Invention information provided to MDB may be transmitted across country borders; and that no U.S. agency has suspended, revoked, or denied the Company's export privileges.

4. Confidentiality. MDB acknowledges that in connection with the Engagement, the Company will provide MDB with information which the Company considers to be confidential, including its trade secrets ("Confidential Information"). MDB agrees to employ all reasonable efforts to keep the Confidential Information secret and confidential, using no less than the degree of care employed by MDB to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, consultants and contractors who have an obligation of confidentiality with MDB. MDB will not use the Confidential Information except in connection with its performance of services hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of MDB's counsel, in which event MDB will provide the Company with reasonable advance notice of such disclosure. "Confidential Information" does not include information which (a) was in the public domain or readily available to the trade or the public prior to the date of the disclosure; (b) becomes generally available to the public in any manner or form through no fault of MDB or its representatives; (c) was in MDB's possession or readily available to MDB from another source not under obligation of secrecy to the Company prior to the disclosure; (d) is rightfully received by MDB from another source on a non-confidential basis; (e) is developed by or for MDB without reference to the Company's Confidential Information; or (f) is released for disclosure with the Company's written consent.

5. Indemnification. The Company hereby agrees to indemnify and hold harmless MDB Capital, its directors, officers, agents, employees, members, affiliates, subsidiaries, counsel, and each other person or entity who controls MDB or any of its affiliates within the meaning of Section 15 of the Securities Act (collectively, the "MDB Indemnified Parties") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) ("Losses"), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such MDB Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action ("Proceeding"), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon: the Company's use or misuse (including use contrary to federal or state law) of the Disclosure(s), the Company's breach of the Representations and Warranties contained in Section 3 hereof, or any violation of U.S or other import or export controls; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether MDB Capital's sole negligence, active or passive, contributed to losses, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising solely from the willful misconduct or gross negligence of MDB Indemnified Parties.

The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6. Term and Termination. MDB's Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of 180 (one hundred eighty) days (the "Initial Term"). After the expiration of the Initial Term, the Agreement shall automatically renew and continue in effect until it is terminated by either party with thirty (30) days' written notice to the other pursuant to Section 19. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2, 4, 5, 6, and 7-13, which shall survive termination.

7. Limitation of Liability. MDB shall employ due care and attention in preparing the Disclosure(s) hereunder. However, the Company acknowledges that MDB does not warrant or represent the accuracy or completeness of any public information or any information provided solely by the Company used in any analysis and that inaccurate or incomplete data may affect the validity and reliability of the Disclosure(s). Similarly, MDB makes no representation or warranty with respect to the non-infringement of any of the Assets or Inventions described in the Disclosure(s). MDB makes no warranty, representation, promise, or undertaking with respect to any legal or financial consequences of, or any other consequences or benefits obtained from, the use of any Disclosure(s), including any representation that any patent(s) will be granted. The Company assumes all risks related to documentation or technical information and data which may be subject to U.S. export controls or export or import restrictions in other countries. MDB SPECIFICALLY DISCLAIMS ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MDB SHALL NOT BE LIABLE ON ACCOUNT OF ANY ERRORS, OMISSIONS, DELAYS, OR LOSSES UNLESS CAUSED BY ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. TO THE FULLEST EXTENT PERMITTED BY LAW, MDB WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY (INCLUDING WITHOUT LIMITATION LOST PROFITS, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES) ALLEGED TO BE CAUSED BY USE OF THE DISCLOSURE(S).

IN NO EVENT WILL THE TOTAL AGGREGATE LIABILITY OF MDB FOR ANY CLAIMS, LOSSES, OR DAMAGES ARISING UNDER THIS AGREEMENT AND SERVICES PERFORMED HEREUNDER, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, EXCEED THE TOTAL AMOUNT PAID BY THE COMPANY TO MDB FOR THE DISCLOSURE(S) PROXIMATELY CAUSING SUCH CLAIM, LOSS OR DAMAGE.

8. Other Transactions; Disclaimers. The Company acknowledges that MDB is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading, research and brokerage activities and intellectual property and patent research, brokerage, development and Disclosure drafting) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within MDB but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect MDB's responsibilities to the Company hereunder. The Company further acknowledges that MDB and its affiliates have and may continue to have investment banking, broker-dealer, intellectual property research and development and other relationships with parties other than the Company pursuant to which MDB may acquire information of interest to the Company. MDB shall have no obligation to disclose to the Company or to use for the Company's benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on MDB's own account or otherwise) or otherwise carrying on the business of MDB. The Company further acknowledges that, from time to time, MDB's independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of MDB's intellectual property development services team and/or which may have an adverse effect on the Company's interests in connection with the services contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, MDB may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. MDB shall nonetheless remain fully responsible for compliance with federal securities laws in connection with such activities.

The Company further acknowledges and agrees that MDB will act solely as an independent contractor hereunder, and that MDB's responsibility to the Company is solely contractual in nature and that MDB does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither MDB nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted solely from the gross negligence or willful misconduct of MDB.

9. Work Product and Announcements. All advice and documentation provided to the Company in connection with this engagement, other than the Invention Disclosures themselves, shall be the sole proprietary work product and intellectual property of MDB, and may not be disclosed, in whole or in part, to other parties by the Company without the prior written permission of MDB unless such disclosure is required by law.

The Company acknowledges that MDB, at its option and expense, may place announcements and advertisements or otherwise publicize the Engagement (which may include the reproduction of the Company's logo and a hyperlink to the Company's website) on MDB's website and in such financial and other newspapers and journals as it may choose.

10. Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between MDB and the Company. This Agreement may not be amended or modified except in writing. The rights of MDB hereunder shall be freely assignable to any affiliate of MDB, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against MDB and its successors and assigns.

11. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12. Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed in California, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the County of Los Angeles, State of California, and the Company and MDB hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement.

13. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

[The Company's consent to Arbitration must be confirmed by initialing below:]

14. Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

16. Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

17. Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

18. Patriot Act. MDB hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

19. Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, mailed by United States mail, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if mailed, three business days after date the item is placed in the United States mail; (c) if sent by overnight courier, the date actually received by the recipient; (d) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to MDB shall be sent to:Notices to the Company shall be sent to:

MDB Capital Group, LLC                                                     Ideal Power Converters, Inc.
401 Wilshire Blvd., Suite 1020                                             5004 Bee Creek Road
Santa Monica, California 90401                                           Spicewood, TX 78669
Fax: (310) 526-5020                                                                 Fax: (512) 264-1542
Email: d@mdb.com                                                                Email:
christopher.cobb@idealpowerconverters.com

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

MDB CAPITAL GROUP LLC

                   By: Adam Holiber
Its: Managing Director, IP Development Services

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

IDEAL POWER CONVERTERS, INC.

By: Christopher Cobb
Its: Chief Executive Officer